Exhibit 99.1

FOR IMMEDIATE RELEASE

Tempur-Pedic International® Announces Building of

New Plant in New Mexico

Construction Accelerated to Meet Growing Demand for Tempur-Pedic® Products

LEXINGTON, KY – (September 7, 2004) – Tempur-Pedic International Inc. announced today that construction of a new manufacturing plant in Albuquerque, New Mexico will begin this month. This construction for the state-of-the art 750,000 square-foot facility is expected to last 18 to 20 months and is scheduled for completion in the summer of 2006.

The Albuquerque plant is being built to meet manufacturing needs for Tempur-Pedic primarily within the western states as well as servicing mattress customers in Mexico and South America. The capital cost is expected to be approximately $90 million, and development of the Albuquerque plant is moving forward ahead of schedule in response to the growing demand for Tempur-Pedic Swedish Mattresses™ and the overall growth of the company.

“Tempur-Pedic did a comprehensive search throughout the western states for the ideal site for our new factory. New Mexico proved to be the right location for a number of strategic reasons. Constructing this new plant should allow Tempur-Pedic to keep up with the growing demand for our revolutionary mattresses and pillows,” says Tom Bryant, president of North American operations. “We are looking forward to establishing a presence in New Mexico.”

The Albuquerque plant is expected to bring 250 to 300 jobs to the area and the company plans to play an active role in the community. The new facility is being built on a 50-acre site on Paseo Del Volcan in Northwest Albuquerque.

“I’m pleased that Tempur-Pedic is moving forward with this important project,” said Governor Bill Richardson. “The addition of 300 new manufacturing jobs will help us with our efforts to build a prosperous, high-wage economy. New Mexico is ranked third highest in the nation in job creation since 2001, and I am working hard to keep the momentum going.”

The plant will be the second U.S. plant built by Tempur-Pedic; the first being the company’s Duffield, Virginia plant, which opened in September 2001 and was expanded in 2003. Additionally, the company is in the process of expanding its Denmark plant to meet growing demand for its products in Europe and Asia.

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Tempur-Pedic International Inc. (NYSE: TPX) manufactures and distributes Swedish Mattresses and Neck Pillows™ made from the revolutionary TEMPUR® pressure-relieving material: a viscoelastic material that conforms to the body to provide support and help alleviate pressure points. Products are currently sold in 60 countries under the Tempur-Pedic and TEMPUR brand names. World headquarters for Tempur-Pedic International Inc. are in Lexington, Kentucky.